Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Soluna Holdings, Inc. (the “Company”) on Form S-8 filed today of our report dated March 31, 2023, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ UHY LLP

Albany, New York

February 14, 2024